EXHIBIT 23.2

October 13, 2006

To the Board of Directors of
Physical Spa & Fitness Inc.
40/F Tower One, Times Square
No. 1 Matheson Street, Causeway Bay
Hong Kong, SAR of the People’s Republic of China

Gentlemen:

We have issued our report dated April 17, 2006 accompanying the consolidated financial statements of Physical Spa & Fitness Inc. as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, which is incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and the reference of our firm under the heading “Experts.”

Sincerely,

/s/ Moores Rowland Mazars
Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong